Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2022 relating to the financial statements of Falcon Minerals Corporation, appearing in the Annual Report on Form 10-K of Falcon Minerals Corporation for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Denver, Colorado

June 10, 2022